                                                                                                                                                                                            EXHIBIT 10.8

RF MICRO DEVICES, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

Ethics and Employee Responsibility

Good ethics means good business.

The trust and respect of all people - fellow workers, customers, shareholders, suppliers, competitors and the general public - are valuable assets that cannot be purchased, but must be earned.  Once earned, trust and respect become the cornerstone of continuing relationships and will preserve our reputation for integrity.  Therefore, it is the policy of RFMD that every action we take as a company, and every action our employees, officers and directors take on our behalf, should conform to the highest ethical, moral, and legal standards.

RFMD firmly believes that when people have pride in the company they work for, they will make sure their conduct reflects well on the company.  To instill this pride and to help us operate the kind of business we all want to be a part of, we maintain a set of basic expectations for our employees:

•           We expect our employees to be honest and fair in all their business dealings, with both fellow employees and people outside the organization.

•           We expect our employees to focus on customer service and to promote excellent relationships with our suppliers.

•           We expect our employees to understand and work hard to achieve our company goals.

•           We expect our employees to meet the highest ethical standards in all company activities.

Our Board of Directors has adopted this Code of Business Conduct and Ethics as a guide to help us live up to our company's high ethical standards.  This Code does not cover every issue that may arise, but it establishes principles that should guide you in a wide range of business settings.  Every employee should become familiar with the Code and comply with it, since one person's misconduct can damage our hard-earned reputation and compromise the public's trust in RFMD.

When you apply the general principles described in this Code, please consider these practical questions with respect to your particular decision or situation:

  What is in RFMD's best interest?
  What RFMD policies and practices are relevant?
  How would I feel about explaining my actions to a trusted relative or friend outside of RFMD?
  How would I feel if an account of my actions were reported on local television or in the newspaper?
  Would a reasonable person think my actions were honest and fair?
  What laws and regulations - U.S. and foreign - apply to this decision or situation?

Even after you have considered these questions, you may be unsure about what to do.  If you have any concerns or questions about how this Code might apply to you, you should contact your supervisor or our Compliance Officer.  The Compliance Officer is Suzanne Rudy, 7628 Thorndike Road, Greensboro, NC 27409-9421 (tel.: 336-931-7112), and the Compliance Officer's e-mail address is complianceofficer@rfmd.com.

Scope and Application of this Code

When this Code refers to "employees," the term includes the employees, officers, directors, agents and representatives (including consultants, advisors and independent contractors) of RFMD and its subsidiaries.  Likewise, references in this Code to our company or RFMD also cover our subsidiaries.

This Code governs your conduct as an employee and requires you to avoid even the appearance of improper behavior.  Even well-intentioned actions that violate the law or our standards of conduct may result in appropriate disciplinary action, including termination.  If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described below under the heading "Reporting of Code Violations."  It is also your responsibility to report violations of this Code by others.  Any person who we determine has violated this Code may be subject to discipline, up to and including termination.

We will ask our employees to read this Code and agree in writing to comply with it, and we will remind all employees periodically about their obligations under this Code.

Compliance with Laws and Regulations

The foundation of our ethical standards is obedience to the letter and spirit of the law.  All employees must respect and obey all local, state and federal statutes and regulations and the statutes and regulations of any countries in which we do business.  You should seek advice from your supervisor or the Compliance Officer if you have questions about such laws, especially when dealing with governments of countries or territories outside of the United States.

            Insider Trading Laws

It is the policy of RFMD that you must comply with our Policy Statement on the Prevention of Insider Trading, which, among other things, provides that you may not seek to benefit personally by buying or selling securities while in possession of material, nonpublic information that you have learned in connection with your employment with, or service to, RFMD.  Every new employee is required to acknowledge our Policy Statement, and you may obtain a copy of it on our intranet.

            Doing Business with Governments

It is our policy to comply fully with all applicable laws and regulations governing dealings with government employees and public officials.  If you have any questions about compliance with these laws and regulations, contact your supervisor or the Compliance Officer.

Both RFMD policy and the Foreign Corrupt Practices Act prohibit bribery of public officials in the conduct of our business in the United States and abroad.  Bribery can take many forms, including the payment of money or anything else of value (such as "in-kind" items or services).  If anyone requests that RFMD pay a bribe, you must report it immediately to your supervisor or the Compliance Officer.

            Fair Dealing

Antitrust laws, also known outside the United States as "competition laws," are designed to ensure a fair and competitive free market system.  While we will compete vigorously in the marketplace, we will also comply with the applicable antitrust and competition laws wherever we do business.  This means that we will compete on the merits of our services and products, the prices we charge and the customer loyalty we earn.

Some of the most serious antitrust offenses occur between competitors when they agree to fix prices or divide customers, territories or markets.  You must not talk with competitors about confidential pricing, contract terms and conditions, costs, marketing or production plans, customers and any other proprietary information without seeking prior guidance and approval from your supervisor or the Compliance Officer.  Enforceable agreements can arise as a result of "loose talk," informal discussions or the mere exchange of certain information.  If you believe that a conversation with a competitor has entered an inappropriate area, end the conversation at once and contact your supervisor or the Compliance Officer.

In addition, we will comply with the applicable unfair trade practices laws wherever we do business.  You should not take unlawful advantage of our customers, suppliers, competitors or employees through manipulation, deception, concealment, abuse of privileged information, misrepresentation of material facts or any other unlawful practice.  If you have a question about whether conduct violates laws prohibiting unfair trade practices, you should contact your supervisor or the Compliance Officer.

We must comply with applicable trade restrictions and boycotts imposed by the U.S. government, as well as with U.S. anti-boycott laws that prohibit companies from participating in any international boycott not sanctioned by the U.S. government.  The mere receipt of a request to engage in any such boycotting activity becomes a reportable event by law.  You should bring such requests to the attention of your supervisor or the Compliance Officer.

Success in a highly competitive business like ours demands an understanding of competitors' strategies.  While collecting data on our competitors, you may use all legitimate resources, but you must avoid illegal or unethical conduct.  You should not use employees of competitors or suppliers as a source of nonpublic information.  You should consult your supervisor or the Compliance Officer if you need further guidance in this area.

Conflicts of Interest

A "conflict of interest" exists any time you face a choice between what is in your personal interest (financial or otherwise) and the interest of RFMD.  Such situations are not always easy to avoid.  When a conflict of interest arises, it is important that you be careful to avoid even the appearance that your actions are not in our best interest.  If you are in a position where your objectivity may be questioned because of an actual or apparent conflict between the interests of RFMD and your individual interests or family or personal relationships, notify your supervisor or the Compliance Officer immediately.

Conduct or activities that involve a conflict of interest violate this Code unless they are approved in advance.  The Governance and Nominating Committee must provide the approval if the conduct or activity involves an officer at the level of Vice President or above, unless the rules of the Securities and Exchange Commission or The Nasdaq Stock Market require the Board of Directors, or the Audit Committee, or both, to provide the approval.  In all other cases, the Compliance Officer is authorized to handle approvals.

It is not possible to list every activity that might present an actual or apparent conflict of interest.  However, the following are examples of conduct or activities that would violate this Code unless approved in advance as described above:

1.         Participation by an employee or a family member in a business transaction involving RFMD and another entity or an individual with whom the employee (or his family) has a financial relationship;

2.         The use for personal gain by employees (or their family members) of any confidential or proprietary information obtained as a result of their relationship with RFMD (for example, patents, trade secrets or other confidential business information);

3.         Supervising an employee who is a family member where the supervisor has authority with regard to such matters as work assignments, compensation or promotions;

4.         Owning a direct or indirect financial interest in any company that is a competitor, customer, supplier or business partner where the employee can influence our decision whether to do business with such company (although despite this prohibition an employee may own up to 1% of the stock of a publicly held competitor, customer, supplier or business partner or may own a limited partnership interest or similar passive investment in a private equity or venture fund that in turn owns stock of a competitor, customer, supplier or business partner);

5.         Having an outside business or other interest that would impair the employee's ability to perform his duties;

6.         Receipt by an employee or family member of improper personal benefits as a result of the employee's position in RFMD (loans to or guarantees for the benefit of such persons are of particular concern);

7.         Serving as an employee, consultant or member of the board of directors (or of a technical, scientific or similar advisory board) of a competitor, customer, supplier or business partner unless directed to do so by our Board of Directors (employees should avoid any direct or indirect business connection with our competitors, customers, suppliers or business partners, except on behalf of RFMD);

8.         Accepting cash compensation or stock, stock options or other stock-based compensation from another company where the employee is serving, at our request, on the board of directors of the company or in another advisory capacity, unless our Board of Directors approved such compensation in connection with our requesting the employee to serve;

9.         Conducting personal business or affairs on company time or using our facilities and equipment for personal business, except where meeting with a third party on our premises serves the convenience of an officer of RFMD or promotes an officer's charitable or civic cause and in any event does not interfere with the performance of the officer's duties;

10.       Accepting employment outside of RFMD that interferes with the proper performance of the employee's job at RFMD or puts the employee in a situation where confidential information of RFMD could be used or discovered; or

11.       Accepting directed shares in a stock offering by a competitor, customer, supplier or business partner pursuant to a "friends and family" program or arrangement.

These are just a few examples.  The key to the successful handling of any actual or potential conflict of interest is to disclose it as soon as you discover it.  If you have any doubt about whether you have a conflict of interest, you should discuss it with your supervisor or the Compliance Officer.

We may periodically ask you to sign a formal statement about whether you are aware of possible conflicts of interest.  You are required to respond to these requests promptly and candidly.  We will treat your responses as confidential unless we are required to disclose the information by law or court order or the best interests of the company require disclosure.

Service on Other Boards

From time to time you might be asked to serve as a member of the board of directors or as a member of a technical, scientific or similar advisory board of another company.  This Code prohibits you from serving in such capacity with a competitor, customer, supplier or business partner.  In addition, our policy prohibits you from serving in such capacity for any other for-profit enterprise without first obtaining the approval of the Chairman of the Board and the Chief Executive Officer.  (Members of the RFMD Board are required only to notify the Chairman of the Board and the Chief Executive Officer if they are asked to serve on a board described in the preceding sentence.)  This prohibition does not apply to service on the board of charitable, educational or other non-profit organizations.

Entertainment, Favors and Gifts

Business gifts and entertainment are customary courtesies designed to build goodwill among business partners.  These courtesies include such things as gift items, meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, travel, accommodations and other services.  A problem may arise when such courtesies compromise - or appear to compromise - our ability to make objective and fair business decisions.  The same concerns apply to employees offering gifts and entertainment to our business associates.

Accordingly, it is our policy to prohibit the giving or accepting of gifts and courtesies for business purposes having greater than a nominal value, other than reasonable hospitality given in the ordinary course of business, without the approval of your supervisor.  Courtesies that are repetitive (no matter how small) may be perceived as an attempt to make the recipient obligated to the giver and are therefore inappropriate.  Likewise, business entertainment should be moderately scaled and intended only to facilitate business goals.  This prohibition applies at all times and does not change during traditional gift-giving seasons.  Use good judgment in all gift and entertainment situations.

Corporate Opportunities

You are prohibited from taking personal advantage of business opportunities that you discover through your position with RFMD.  You are also prohibited from competing with the company, directly or indirectly, and from using corporate property or corporate information for improper personal gain.

Confidentiality

Information generated in our business is a valuable company asset.  Protecting the information plays a vital role in our continued growth and ability to compete.  Confidential information includes all nonpublic information that might be of use to competitors, or harmful to us or our customers if disclosed.  Examples of such information are inventions, invention records, processes, ideas, data, computer programs, developments, designs, test results, models, simulations, semiconductor mask layout drawings, engineering records and reports, production drawings, engineering drawings, board layout drawings, raw material specifications and lists, product specifications, marketing plans, business plans, customer lists, budgets, product prices, financial projections, financial statements, new product plans and other information owned by us that is not public information.

Confidential information also includes similar information you obtain in the course of your employment that is owned by third parties and was disclosed to us subject to non-disclosure agreements or similar restrictions on use or further disclosure.

Employees who have access to proprietary and confidential information are obligated to safeguard it from unauthorized access and:

            1.         Not disclose this information to outsiders;

2.         Not use this information for personal benefit or the benefit of outsiders; and

3.         Not share this information with other employees except on a legitimate "need to know" basis.

Written approval from your supervisor or the Compliance Officer is required before this information can be released to outsiders.  This includes speeches, technical papers for publications, references, endorsements of other products and services and information we have received from other companies under an obligation of confidentiality.

Any information created in the course of your employment with or service to RFMD belongs to us.  Employees leaving RFMD must return all proprietary information in their possession.  Your obligation to protect proprietary and confidential information continues even after you leave RFMD.

When you joined RFMD you signed an Inventions, Confidentiality and Nonsolicitation Agreement or similar contract requiring you to protect the confidentiality of the information referred to above and acknowledging RFMD's ownership of any inventions relating to our business.  This agreement remains in effect for as long as you work for RFMD and after you leave our employ.

Financial Integrity and Disclosure

We require honest and accurate recording and reporting of information in order to make responsible business decisions.  Business records must always be prepared accurately and reliably and stored properly.  Our books, records and accounts must reflect all of our transactions and all other events that are the subject of a specific regulatory record-keeping requirement.

In addition, full, fair, accurate and timely disclosure in our periodic reports is required and essential to the success of our business.  Our employees must exercise the highest standard of care in preparing such reports in accordance with the following guidelines:

1.         All accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction;

            2.         All records must fairly and accurately reflect the transactions or occurrences to which they relate;

3.         All records must fairly and accurately reflect, in reasonable detail, our assets, liabilities, revenues and expenses;

4.         Our accounting records must not contain any false or intentionally misleading entries;

5.         No transactions should be intentionally misclassified as to accounts, departments or accounting periods;

6.         All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

7.         No information should be concealed from the internal auditors or the independent auditor; and

8.         Compliance with our system of internal accounting controls is required.

The Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Treasurer (the "Senior Financial Officers") of RFMD have overall responsibility for assuring full, fair, accurate, timely and understandable disclosure of relevant financial information to shareholders and investors.  In particular, they are responsible for assuring that we comply with rules of the SEC governing disclosure of financial information and for assuring that press releases and communications with investors and securities analysts are fair and accurate. Among other things, the Senior Financial Officers shall:

1.         Establish and maintain procedures designed to ensure internal control over financial reporting and disclosure controls and procedures designed to assure that financial information is recorded, processed, summarized and reported to those responsible for preparing periodic reports and other public communications and to assure our reports and communications are complete, accurate and timely.

2.         Oversee the appropriate personnel to help ensure that the procedures to ensure internal control over financial reporting and disclosure controls and procedures are being followed.

3.         Carefully review each periodic report for accuracy and completeness before it is filed with the SEC and carefully review each public communication containing financial information before it is released.

4.         Promptly disclose to their superiors, and if necessary to the Audit Committee of the Board of Directors and our independent registered public accounting firm, any material weaknesses in, or concerns regarding, our disclosure controls and procedures or internal control over financial reporting.

5.         Never create or maintain secret or unrecorded funds, assets, or accounts, or intentionally make a payment or approve an invoice, expense report or other document that is incorrect, misleading or inaccurate.

The Senior Financial Officers are also subject to additional guidelines and restrictions that are set forth in the "Code of Ethics for Senior Financial Officers of RF Micro Devices of RF Micro Devices, Inc.," which is available upon request from the Compliance Officer and is accessible on RFMD's corporate website, www.rfmd.com.

Employment Practices

To recruit and retain high-caliber employees who share our values, our employment practices are designed to provide an environment that encourages you to comply with this Code, be respectful of our employees, customers and other business partners and perform your duties with fairness, honesty, integrity and professionalism.

It is our policy to hire, evaluate and promote employees on the basis of their ability, achievements, experience and performance.  Accordingly, we will provide equal opportunity for all in recruitment, career development, promotion and compensation without regard to age, color, non-disqualifying disability, gender, national origin, race, marital status, veteran status, religion or any other basis that is protected under applicable law.

Ethnic, racial, religious, sexual or any other type of unlawful harassment is unacceptable.  Inappropriate or unwelcome sexual behavior, either physical or verbal in nature, that interferes with and obstructs performance in the workplace violates our policy.  To provide an environment that is conducive to productivity and personal growth, we prohibit illegal workplace harassment of any kind, whether the harasser or the victim is a co-worker, supervisor, agent, customer, guest or supplier.  Our policy also prohibits retaliation against anyone who has made a harassment complaint.

If you believe you or another employee has experienced harassment, immediately report the incident by following the procedures provided below under the heading "Reporting of Code Violations."  We will promptly investigate an alleged harassment complaint and remedy the situation when a violation of our policy can be substantiated.

The laws affecting employment practices are complex and constantly evolving.  It is critical that each supervisor maintain awareness of current legal developments and our employment policies by seeking appropriate advice of those within RFMD who are responsible for keeping abreast of such legal developments or employment policies.

Health and Safety

Our employees constitute our most indispensable asset.  Our policy is to maintain a drug-free, secure workplace where all employees are attentive to hazard prevention and the avoidance of accidents and injuries.  We are committed to protecting your health and safety and that of our customers, suppliers and visitors.

Safety protection is a condition of employment for all employees.  You are accountable for your own safety and the safety of those around you.  No deviations from our safety practices or procedures are permitted without the approval of the appropriate company personnel.  You should report to work in a condition to properly perform your duties, free from the influence of drugs or alcohol.  Violence and threatening behavior will not be tolerated.

You are responsible for reporting accidents, injuries and unsafe equipment, practices or conditions.  If you violate applicable legal requirements or our policy related to health and safety, or if you intentionally fail to prevent violations or take reasonable corrective action, you will be subject to appropriate disciplinary action, including termination.

Communications

We are committed to conducting business honestly.  All communications, whether internal or external, should be accurate, complete and forthright.  These communications may include, for example, general internal reports, media releases, marketing and sales brochures, regular reports and government filings.

We will provide accurate information when promoting our products and services.  False or misleading claims concerning our products and services or those of our competitors are unacceptable.  These same principles must be adhered to when responding to inquiries from customers, fellow employees, the media, governmental regulatory agencies and shareholders.  Responses to such inquiries must be made in accordance with our policies and procedures (for instance, through a designated corporate communications officer).

Our policy prohibits employees from making any malicious or defamatory statement about any other person or company, including a competitor.

Protection and Proper Use of Company Assets

Each employee is a steward of our assets.  As such, you are obligated to protect and preserve our assets and resources and assist us in our efforts to control costs and ensure the efficient use of our assets for our business purposes.  Theft, carelessness and waste hurt our profitability.

Company assets include such things as documents, equipment, facilities, information, our logo and name, materials and supplies.  You should not use our assets except for legitimate business purposes, though incidental personal use of the telephone and desk material and supplies is permitted.  If you have a question whether it is permissible to use an asset for a specific purpose, you should consult with your supervisor or the Compliance Officer.  The use of our assets and resources for personal financial gain is strictly prohibited.

You should immediately report to your supervisor or the Compliance Officer any suspected incident of fraud or theft.

Electronic Information

Our computer resources, including the internet, intranet and electronic mail, should be used to support and advance our business purposes.  Any personal use of these technologies should not create additional costs for RFMD, interfere with work duties or violate any of our policies.

Electronic messages (including voicemail), to or from RFMD equipment or accounts, and computer information are considered our property, and you should not have any expectation of privacy related to the use of such electronic information.  Unless prohibited by law, we reserve the right to access and disclose this information as necessary for business purposes.  You should use good judgment and not send a message or access or store any information that you would not want to be seen or heard by others.

            Personal Computer Software

You must understand and adhere to the license agreements that govern the use, and restrict the reproduction, of personal computer software.  Generally, when we purchase software, we only acquire a license to use the software.  We do not become the owner of the software package and programs.  Many software licenses limit the use of the software to a specific computer unit.  Multi-user licenses, such as Local Area Network and Site licenses, also exist, but both further complicate the issue by requiring detailed administrative controls.

Computer software packages and programs that we purchase are also covered by copyright laws.  You must not make additional copies of the purchased software, or its documentation, unless the license agreement specifically allows it and your supervisor or the Compliance Officer approves it.  You must strictly abide by all license requirements.

Corporate Citizenship

We are committed to being a good corporate citizen. We recognize the importance of making a positive contribution to society and the communities in which we operate.  We meet these goals by contributing to the economy of the communities in which we operate, encouraging volunteerism and support of local community needs and activities, complying with  environmental laws and regulations and supporting and encouraging public policies that promote good corporate citizenship and take into account legitimate employee and community interests.

Political Contributions

We respect and support your right to participate in political activities.  However, you may not conduct these activities during business hours or on our property or use any of our resources, such as telephones, computers or supplies, in connection with your political activities.  RFMD will not reimburse you for personal political contributions.

We may sometimes express RFMD's views on local and national issues that affect our operations.  If we do, we may use our funds and resources when permitted by law.  We may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so.  No employee may make or commit to political contributions on our behalf without approval from the Compliance Officer.

Reporting of Code Violations

You are required to report actual or suspected violations of this Code.  You should initially report violations to your supervisor.  You should also seek his or her advice if you have a question or concern about compliance with this Code, other policies and procedures or applicable laws, or if you have a question about the right thing to do in a particular situation.  In many cases, the supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. You should remember that it is your supervisor's responsibility to help solve problems.

In cases where it might be inappropriate or uncomfortable for you to discuss an issue or question with your supervisor, or if the supervisor does not address the issue or question to your satisfaction, you should discuss the matter with the Compliance Officer.  If you do not feel comfortable discussing the matter with the Compliance Officer, you should contact the Chairman of our Governance and Nominating Committee, whose name appears on our website.  You may identify yourself or choose to remain anonymous.

Supervisors are required to report alleged violations of this Code to the Compliance Officer promptly after receipt.  The Compliance Officer is required to investigate each such report to determine if a violation of the Code has occurred.  If such a violation has occurred, the Compliance Officer will work with the appropriate RFMD personnel (who may vary depending on the nature of the violation) to achieve an appropriate and satisfactory resolution.

The Compliance Officer has reporting responsibility to the Chairman of the Governance and Nominating Committee of the Board.  The Compliance Officer will make quarterly reports to the Governance and Nominating Committee concerning alleged violations of this Code reported to the Compliance Officer by employees or their supervisors since the most recent quarterly report.  The Compliance Officer's report will also describe the status of any pending investigations of alleged violations and the resolution of any  previously ascertained violations of the Code.  In addition, upon the request of the Chairman of the Governance and Nominating Committee, the Compliance Officer will report to the Governance and Nominating Committee regarding the effectiveness and administration of this Code.

Enforcement of this Code

If you violate this Code you will be subject to disciplinary action, including termination.

We will investigate alleged violations of this Code and provide any person who is alleged to have violated this Code a fair opportunity to be heard regarding the alleged conduct.  All employees are expected to cooperate in internal investigations of misconduct.

Disciplinary measures will depend on the circumstances of the violation and will be applied in consultation with your Human Resources representative.  Consideration will be given to whether or not a violation was intentional, as well as whether an employee acted in good faith in reporting the violation and cooperated with any resulting investigation or corrective action.

No Retaliation

Our policy prohibits retaliation in any form against an employee who in good faith reports a suspected violation of this Code.  This policy applies even where the good faith allegation proves ultimately groundless.  Any employee who violates our non-retaliation policy will be subject to disciplinary action.  Any employee who knowingly makes a false or misleading report also will be subject to disciplinary action.

Except as required by law, we will take reasonable steps to safeguard the confidentiality of statements and other information that you report under this Code, unless it is not practicable to do so or the interests of RFMD require disclosure.

Waivers

Any waiver of any provision of this Code for executive officers and directors may be made only by our Board of Directors and will be promptly disclosed, along with the reasons for the waiver, as required by the rules of The Nasdaq Stock Market or by applicable law.  Our "executive officers" for this purpose are those officers who are required to file reports of their stock transactions under Section 16 of the Securities Exchange Act of 1934.

If the Compliance Officer receives a request for consent or approval from an executive officer or director in accordance with any provision of this Code, the Compliance Officer will consult with the Chairman of the Board to determine whether the granting of such consent or approval constitutes a waiver for the purpose of the Board approval requirement.

Conclusion

Decisions about business conduct and ethics are not always easy to make, but it is always important for each of us to do the right thing and for RFMD to be viewed as a responsible and ethical company.  We have prepared this Code to help guide your actions when you are faced with these important decisions.  Please remember the practical questions, set out at the beginning of this Code and repeated below, that you should ask yourself when you are faced with a decision or situation that requires you to apply the general principles described in this Code:

1.   What is in RFMD's best interest?

2.   What RFMD policies and practices are relevant?

3.   How would I feel about explaining my actions to a trusted relative or friend outside of
      RFMD?

4.   How would I feel if an account of my actions were reported on local television or in the newspaper?

5.   Would a reasonable person think my actions were honest and fair?

6.   What laws and regulations - U.S. and foreign -  apply to this decision or situation?

Even after you have considered these questions, you may be unsure about what to do.  If you have any concerns or questions about how this Code might apply to you, you should contact your supervisor or our Compliance Officer.  The Compliance Officer is Suzanne Rudy, 7628 Thorndike Road, Greensboro, NC 27409-9421 (tel.: 336-931-7112), and the Compliance Officer's e-mail address is complianceofficer@rfmd.com.

                                                                                                                                Amended and Restated August 2, 2006